THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT TO PURCHASE STOCK

Corporation:	PALO ALTO NETWORKS, INC.,
a Delaware corporation
Number of Shares:	463,177 shares
Class of Stock:	Common Stock
Warrant Price:	$0.0001 per share
Issue Date:	June 3, 2014
Expiration Date:	January 3, 2015

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, Juniper Networks, Inc., a Delaware, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of PALO ALTO NETWORKS, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.
ARTICLE 1
EXERCISE
1.1    Method of Exercise.
1.1.1    Holder may exercise this Warrant, in whole or in part at any time prior to the Expiration Date, by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company).
1.1.2    Upon exercise of this Warrant, in whole or in part, Holder shall receive a number of Shares equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to Holder that number of Shares computed using the following formula:

X	=	Y (A – B)
A
Where:

X	=	The number of Shares to be issued to Holder
Y	=	The number of Shares being exercised under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A	=	The fair market value of one Share (at the date of such calculation)
B	=	The Warrant Price per share (as adjusted to the date of such calculation)

1.2    Calculation of FMV. For purposes of the calculation above, the fair market value of one Share shall be the volume-weighted sales price per share rounded to four decimal places of the Common Stock on the New York Stock Exchange for the consecutive period of five (5) business days beginning at 9:30am New York time on the fifth (5th) business day immediately preceding the date of such calculation and concluding at 4:00 p.m. New York time on the first (1st) business day immediately preceding the date of such calculation, as calculated by Bloomberg Financial LP under the function “VWAP” for the Bloomberg security “PANW US Equity.”
1.3    Automatic Exercise. If the Holder has not elected to exercise this Warrant prior to the Expiration Date, then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to Section 1.1.2 effective immediately prior to the expiration of the Warrant to the extent such net issue exercise would result in the issuance of Shares, unless Holder shall earlier provide written notice to the Company that the Holder desires that this Warrant expire unexercised. If this Warrant is automatically exercised, the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.
1.4    Delivery of Shares and New Warrant. Within two (2) business days after Holder exercises this Warrant, the Company shall deliver to Holder the Shares so acquired, provided that such Shares shall be deemed delivered upon the Company’s delivery of evidence of a book-entry or similar position through The Depository Trust & Closing Corporation or any other depository or similar functionary, credited to an account for the benefit of Holder. If this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired shall be issued to Holder.
1.5    Replacement of Warrant. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
ARTICLE 2
ADJUSTMENTS TO THE SHARES AND NOTIFICATION OF CERTAIN EVENTS
2.1    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.
2.2    Adjustments. Subject to the expiration of this Warrant pursuant to Section 5.1, the number and kind of shares purchasable hereunder and the Warrant Price therefor are subject to adjustment from time to time, as follows:
2.2.1    Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a “Reorganization”) involving the Company (other than as otherwise provided for herein) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.
2.2.2    Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.
2.2.3    Subdivisions and Combinations. In the event that the outstanding shares of common stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Warrant Price shall be proportionately decreased, and in the event that the outstanding shares of common stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Warrant Price shall be proportionately increased.
2.2.4    Notice of Adjustments. Upon any adjustment in accordance with this Section 2.2, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Warrant Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Warrant Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.
2.3    Notification of Certain Events. Prior to the Expiration Date, in the event that the Company shall authorize:
2.3.1    the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 2.2.4, or (ii) any repurchases of common stock of the Company), whether in cash, property, stock or other securities; or
2.3.2    the voluntary liquidation, dissolution or winding up of the Company the Company shall send to the Holder at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause 2.3.1 or the expected effective date of any such other event specified in clause 2.3.2. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder.
ARTICLE 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY
3.1    Representations and Warranties. The Company hereby represents and warrants to Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
3.2    Reservation of Stock. The Company hereby represents and warrants to Holder that sufficient shares of the Company’s Common Stock have been reserved and are available for issuance from its authorized and unissued shares of Common Stock for the purpose of effecting the exercise of this Warrant, and such shares will remain available at all times until the date this Warrant has been exercised in full or, if earlier, the Expiration Date.
ARTICLE 4
INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER
With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:
4.1    Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.
4.2    Reliance upon Holder's Representations. Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.
4.3    Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).
4.4    Restricted Securities. Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
ARTICLE 5
MISCELLANEOUS
5.1    Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

5.2    Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without (i) compliance with applicable federal and state securities laws by the transferor and the transferee, and (ii) if requested by Company, an opinion of counsel, reasonably satisfactory to Company, to the effect that such transfer or assignment is in compliance with applicable federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with the restrictions in this Section 5.3.
5.4    Transfer Procedure. Subject to the provisions of Section 5.3 and the prior written consent of the Company, Holder may transfer all or part of this Warrant to its affiliates, and such affiliate shall then be entitled to all the rights and bound by all of the obligations of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holder hereof and its respective permitted successors and assigns. Any transferee shall be bound by the obligations and restrictions of this Warrant as if the original holder hereof.
5.5    Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:
Juniper Networks, Inc.
Attn: Mitchell Gaynor, Esq.
1194 North Mathilda Avenue
Sunnyvale, California 94089
Facsimile No. (408) 936-3286

All notices to the Company shall be addressed as follows:
Palo Alto Networks, Inc.
Attn: Jeff True, Esq.
4301 Great America Parkway
Santa Clara, CA 95054
Facsimile No. (408) 753-4001

5.6    Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.
5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.8    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.
5.9    Public Disclosure. The Company shall file a copy of this Warrant with the U.S. Securities and Exchange Commission not later than four (4) business days after the issue date in order to comply with its obligations under federal securities laws.
5.10    Rights as a Stockholder. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Shares or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein.
[signature on following page]

PALO ALTO NETWORKS, INC.

By:	/s/ MARK D. MCLAUGHLIN
Name:	Mark D. McLaughlin
Title:	President, Chief Executive Officer and Director

[Signature Page to Warrant]

APPENDIX I
NOTICE OF EXERCISE
1.    The undersigned hereby elects to purchase          shares of the Common Stock of Palo Alto Networks, Inc. pursuant to the terms of the attached Warrant. In the event that this Warrant is not fully exercised and has not expired, the Company will issue to Holder a new warrant representing the Shares not acquired.
2.    Please issue said shares in the name of the undersigned or in such other name as is specified below:
Juniper Networks, Inc.
Attn: Mitchell Gaynor, Esq.
1194 North Mathilda Avenue
Sunnyvale, California 94089
Facsimile No. (408) 936-3286

3.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

JUNIPER NETWORKS, INC. or
Assignee

(Signature)

(Name and Title)

(Date)